Exhibit 10.38
Omnibus Amendment to
Stock Option Agreements Issued Under the
2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates,
as amended and restated
Effective as of February 16, 2011
     WHEREAS, HCA Inc. has previously adopted the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates, as amended and restated (the “Plan”);
     WHEREAS, HCA Inc. has entered into stock option agreements (the “Option Agreements”) pursuant to which options to purchase shares of common stock of HCA have been granted and are outstanding pursuant to the Plan;
     WHEREAS, on November 22, 2010, HCA Holdings, Inc. (the “Company”) completed a corporate reorganization pursuant to which the Company became the direct parent company of, and successor issuer to, HCA Inc. (the “Corporate Reorganization”);
     WHEREAS, the Company assumed the Plan and the Option Agreements in connection with the Corporate Reorganization;
     WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to amend each of the Option Agreements as provided below to adjust certain vesting provisions;
     NOW, THEREFORE, each of the Option Agreements is hereby amended as follows, effective as provided herein:
     1. The definition of the term “Investor Return” as contained in each Option Agreement is hereby amended by adding the following two sentences to the end of such definition:
     “In addition, the Fair Market Value of any shares of Common Stock held, directly or indirectly, by the Investors shall be deemed to be “cash proceeds” for purposes of determining whether and to what extent the applicable Investor Return targets set forth in Section 3.1(a)(iii) have been achieved, with respect to (i) one-third of the Return Performance Options granted pursuant to this Option Agreement upon the date of the first Public Offering that occurs after the issuance of this Option, (ii) an additional one-third of the Return Performance Options granted pursuant to this Option Agreement on December 31 of the year in which such Public Offering occurs, and (iii) the final one-third of the Return Performance Options granted pursuant to this Option Agreement on December 31 of the year following the year in which such Public Offering occurs. For purposes of this definition, the “Fair Market Value” shall be equal to the average per share closing trading price as reported by the NYSE of the Company’s Common Stock on the thirty trading days immediately preceding the relevant date; provided, that on the date of any Public Offering, the Fair Market Value of the Company’s Common Stock shall be the price at which the Common Stock is offered to the public on such date. For example, if a Public Offering occurs prior to December 31, 2011, one-third of the total number of Return Performance Options will vest at such time, so long as the applicable Investor Return targets have otherwise been met (taking into account the Fair Market Value of the shares of Common Stock as provided for above).”
     2. All other provisions of the Plan and the Option Agreements shall remain in full force and effect, except to the extent modified by the foregoing.